JELD-WEN, Inc. 2645 Silver Crescent Drive, Charlotte, NC 28273 USA www.jeld-wen.com JELD-WEN Completes Sale of Australasia Business to Platinum Equity FOR IMMEDIATE RELEASE Charlotte, N.C., July 2, 2023 -- JELD-WEN Holding, Inc. (NYSE: JELD), a leading global manufacturer of building products, today announced that it has completed the previously announced sale of its Australasia business to Platinum Equity, a global investment firm. "The closing of this transaction represents a significant milestone in our strategy to simplify and streamline the company while maximizing shareholder value,” said JELD-WEN Chief Executive Officer William J. Christensen. “The sale of the Australasia business enables us to focus on our two largest and core regions, North America and Europe, and to strengthen our balance sheet.” The transaction generated net proceeds of approximately $446 million for JELD-WEN and the company plans to use the funds to repay debt. Excluding the Australasia business, JELD-WEN’s 2022 net revenue was $4.5 billion, and the North America and Europe segments contributed 72% and 28% respectively. Advisers Macquarie Capital served as financial adviser to JELD-WEN, and Herbert Smith Freehills served as legal counsel. Gresham Advisory Partners served as financial adviser to Platinum Equity, and Allens served as legal counsel. About JELD-WEN Holding, Inc. JELD-WEN is a leading global designer, manufacturer and distributor of high-performance interior and exterior doors, windows, and related building products serving the new construction and repair and remodeling sectors. Headquartered in Charlotte, N.C., the company operates facilities in 16 countries in North America and Europe and employs approximately 18,000 people. Since 1960, the JELD-WEN team has been committed to making quality products that create safe and sustainable environments for customers, associates and local communities. The JELD-WEN family of brands includes JELD-WEN® worldwide; LaCantina™ and VPI™ in North America; and Swedoor® and DANA® in Europe. For more information, visit jeld-wen.com. Forward Looking Statements This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are generally identified by the use of forward-looking terminology, including the terms “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and, in each case, their negative or other various or comparable terminology. All statements other than statements of historical facts are forward-looking statements, including statements regarding our business strategies and ability to execute on our plans, market potential, future financial performance, customer demand, the potential of our categories, brands Exhibit 99.2 and innovations, the impact of our footprint rationalization and modernization program, the impact of acquisitions and divestitures on our business and our ability to maximize value and integrate operations, our pipeline of productivity projects, the estimated impact of tax reform on our results, litigation outcomes, and our expectations, beliefs, plans, objectives, prospects, assumptions, or other future events, all of which involve risks and uncertainties that could cause actual results to differ materially. For a discussion of these risks and uncertainties, please refer to our Annual Report on Form 10-K for the year ended December 31, 2022 and our other filings with the U.S. Securities and Exchange Commission. Media Contact: Caryn Klebba Head of Global Public Relations 704-807-1275 cklebba@jeldwen.com Investor Relations Contact: James Armstrong Vice President, Investor Relations 704-378-5731 jarmstrong@jeldwen.com ###